Lake Shore Bancorp, Inc. Announces Second Quarter Net Income of $800,000

DUNKIRK, N.Y. — July 29, 2013 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), announced net income of $800,000, or $0.14 per diluted share, for the second quarter of 2013 compared with net income of $895,000, or $0.16 per diluted share, for the prior year second quarter. The Company earned $1.7 million, or $0.30 per diluted share, for the six months ended June 30, 2013, compared to net income of $1.9 million, or $0.33 per diluted share for the same period in 2012.

2013 Second Quarter and Year-to-Date Highlights:

•	The Bank’s net interest margin of 3.32% for the six months ended June 30, 2013 was up one basis point from the same period in 2012;
•	Core (non-time) deposits grew an annualized 12.7% from December 31, 2012;
•	Commercial real estate loans grew an annualized 2.2% from December 31, 2012; and
•	The Bank’s asset quality metrics remained strong and significantly better than broad industry or peer averages.

“Our team once again delivered a solid operating performance in a challenging economic environment which continues to improve slowly,” said Daniel P. Reininga, President and Chief Executive Officer. “Our results reflect Lake Shore’s fundamental approach to banking; with sound policies and procedures in place, effective risk management, a very strong capital position and operating with a long-term perspective. Our ongoing commitment to effective underwriting standards continues to provide asset quality metrics which are solidly better than the average for our peers, and have been throughout the economic downturn. During the second half of 2013, we’ll remain focused on maintaining an efficient operating profile, driving growth in our commercial loan portfolio and identifying and managing institutional risk. In short, we’re committed to a strategy of prudent growth that builds long-term value for our investors.”

Second quarter 2013 net interest income was $3.7 million, compared to $3.8 million for the second quarter 2012, primarily reflecting lower interest income from the securities portfolio and the loan portfolio, which was partially offset by reduced interest expense on deposits and long-term borrowings. Second quarter 2013 interest income was $4.6 million compared to $5.0 million in the second quarter 2012. The reduced interest income for the second quarter 2013 was due to an $11.0 million decrease in the average balance of the securities portfolio along with lower average yields for both the securities and loan portfolios.  Second quarter 2013 interest expense decreased by $296,000, or 24.8%, compared to the prior year quarter, as a result of a 29 basis point decline in the Bank’s average rate on interest bearing liabilities, along with an $8.6 million decrease in the average balance of Bank borrowings.

Net interest income for the six months ended June 30, 2013 was $7.5 million compared to $7.6 million for the same period in 2012. Interest income for the first six months of 2013 was $9.3 million, a decrease of $800,000, compared to $10.1 million for the same period in 2012. This decrease in interest income was reflective of lower average securities portfolio balances compared to the prior year period, as well as lower average yields on interest-earning assets. Interest expense for the six months ended June 30, 2013 of $1.8 million decreased by $649,000, or 26.4%, compared to the same period in 2012, resulting from a 31 basis point decline in the average rate paid on interest bearing liabilities, and a $10.7 million reduction in average interest bearing liabilities.

The reduction in interest bearing liabilities reflected a $16.9 million reduction in time deposit balances (i.e., CD accounts), partially offset by a $10.5 million increase in money market balances, consistent with our focus on expanding core account relationships.

Net interest margin for the second quarter 2013 was 3.27%, down 4 basis points from 3.31% for the second quarter of 2012, resulting from lower average yields on the securities portfolio (down 49 basis points) and loan portfolio (down 20 basis points), and partially offset by lower average rates on borrowings (down 51 basis points) and deposits (down 26 basis points). The Bank’s net interest margin for the six months ended June 30, 2013 was 3.32%, an increase of 1 basis point compared to the prior year period.

Second quarter 2013 non-interest income was $515,000, an increase of $58,000 from the quarter ended June 30, 2012.  Non-interest income for the six months ended June 30, 2013, was $1.0 million, an increase of 5.3%, from the same period in 2012.  Non-interest income for both the second quarter and six months ended June 30, 2012 included a non-cash, pre-tax impairment charge of $57,000 related to the Bank’s write-down of a single asset-backed security.

Non-interest expense was $3.3 million for second quarter 2013, an increase of $215,000, or 7.1%, compared with the prior year quarter. This increase was primarily due to increased advertising and occupancy and equipment costs related to the April 2013 opening of the Bank’s new branch office in Snyder, New York, as well as increased salary and benefit expense and professional service costs during the quarter.

For the six months ended June 30, 2013, non-interest expense of $6.4 million increased by $251,000, or 4.1% from the same period in 2012. The increase in 2013 was primarily due to a $99,000 increase in occupancy and equipment costs related to the new office in Snyder, a $78,000 increase in professional service costs, and a $64,000 increase in salary and benefit expense.

The Bank did not record a provision for loan losses for second quarter 2013 reflecting a reduction in the number of classified real estate loans and a decrease in the size of the Bank’s loan portfolio since December 31, 2012. The provision for loan losses for second quarter 2012 was $85,000. The provision for loan losses for the six month period ended June 30, 2013 was $45,000, a decrease of 10.0%, from the same period in 2012. The quality of the Bank’s loan portfolio remained strong with non-performing loans as a percentage of total loans at 1.09% as of June 30, 2013.

Total assets at June 30, 2013 were $489.0 million, an annualized increase of 2.7% from December 31, 2012. Total deposits were up $14.5 million to $393.1 million at June 30, 2013, an annualized increase of 7.7% from December 31, 2012. Stockholders’ equity was $64.8 million at June 30, 2013, compared to $66.9 million at the end of 2012. The decrease in stockholder’s equity was primarily due to a $3.7 million net unrealized loss in the available for sale securities portfolio during the six month period ended June 30, 2013. The Bank’s ratio of average interest-earning assets to average interest-bearing liabilities for the six month period ended June 30, 2013 was 119.46%, compared to 118.86% for the same period in 2012.

Dividend

On July 24, 2013, the Company’s Board of Directors approved a $0.07 cash dividend on its common stock, payable on August 20, 2013, to shareholders of record as of August 6, 2013. Based on the Company’s closing stock price of $11.70 on July 23, 2013, the implied dividend yield for the Company’s common stock is 2.4%. Lake Shore, MHC (the “MHC”), which holds 3,636,875 shares, or 61.4%, of the Company’s total outstanding stock, has elected to waive receipt of the dividend on its shares. The MHC previously obtained the approval of its members (depositors of Lake Shore Savings Bank) to waive the MHC’s receipt of this dividend, as well as any future quarterly dividends declared by the Company on its common stock up to $0.28 per share during the 12 month period ending February 26, 2014.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eleven full-service branch locations in Western New York. The Company had total assets of $489.0 million and total deposits of $393.1 million as of June 30, 2013. Headquartered in Dunkirk, New York, Lake Shore has full-service branch locations in Dunkirk, Fredonia, Jamestown, Lakewood, Westfield, Depew, East Amherst, Hamburg, Kenmore, Orchard Park and Snyder, offering a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact:

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	June 30,	December 31,
	2013	2012
	(Unaudited)
	(Dollars in thousands)

Total assets	$488,962	$482,387
Cash and cash equivalents	36,108	19,765
Securities available for sale	153,927	159,368
Loans receivable, net	269,872	272,933
Deposits	393,092	378,543
Short-term borrowings	13,150	11,200
Long-term debt	9,550	14,400
Stockholders’ equity	64,795	66,985

Statements of Income
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$4,621	$5,013	$9,282	$10,093
Interest expense	897	1,193	1,809	2,458
Net interest income	3,724	3,820	7,473	7,635
Provision for loan losses	-	85	45	50
Net interest income after provision for loan losses	3,724	3,735	7,428	7,585
Total non-interest income	515	457	1,030	978
Total non-interest expense	3,259	3,044	6,362	6,111
Income before income taxes	980	1,148	2,096	2,452
Income tax expense	180	253	390	550
Net income	$800	$895	$1,706	$1,902
Basic and diluted earnings per share	$0.14	$0.16	$0.30	$0.33
Dividends declared per share	$0.07	$0.07	$0.14	$0.14

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)

Return on average assets	0.65%	0.73%	0.70%	0.77%
Return on average equity	4.75%	5.47%	5.06%	5.82%
Average interest-earning assets to average interest-bearing liabilities	119.48%	119.13%	119.46%	118.86%
Interest rate spread	3.12%	3.11%	3.16%	3.11%
Net interest margin	3.27%	3.31%	3.32%	3.31%

	June 30,	December 31,
	2013	2012
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	1.09%	0.89%
Non-performing assets as a percent of total assets	0.74%	0.62%
Allowance for loan losses as a percent of total net loans	0.68%	0.66%
Allowance for loan losses as a percent of non-performing loans	61.82%	74.63%